                                 EXHIBIT 2.(ii)

                            STOCK PURCHASE AGREEMENT


                                      AMONG


                          DOBSON PARK INDUSTRIES, INC.,

                                   HCHC, INC.

                                       AND


                              SI TECHNOLOGIES, INC.

                            STOCK PURCHASE AGREEMENT


               AGREEMENT entered into as of July ___, 1998, by and among SI Technologies, Inc., a Delaware corporation ("Buyer"), DOBSON PARK INDUSTRIES, INC., a Delaware corporation ("DPI") and HCHC, INC., a Delaware corporation ("HCHC") (DPI and HCHC are referred to herein collectively as the "Sellers" and sometimes individually referred to as "Seller"). Buyer and Sellers are referred to herein collectively as the "Parties." Capitalized terms not defined in these Recitals are defined in Section 1.

               WHEREAS, Buyer wishes to acquire the load cell and sensor business of Harnischfeger Industries, Inc., a Delaware corporation ("HII");

               WHEREAS, the load cell and sensor business is conducted by Revere Transducers, Inc., a Delaware corporation ("RTI"), Revere Corporation of Europe GmbH, a corporation organized under the laws of Germany ("RCE") and Revere Transducers Europe BV, a corporation organized under the laws of the Netherlands ("RTE"). RTI, RCE and RTE are referred to herein collectively as the "Companies" and sometimes individually as "Company";

               WHEREAS, DPI owns all of the outstanding capital stock of RTI; RTI owns all of the outstanding capital stock of RCE; HCHC owns all of the outstanding capital stock of Meadowgrip Limited, a corporation organized under the laws of England ("Meadowgrip"); Meadowgrip owns all of the outstanding capital stock of Selectaid Limited, a corporation organized under the laws of England ("Selectaid"); and Selectaid owns all of the outstanding capital stock of RTE;

               WHEREAS, subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Revere Shares;

               NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

        Section 1.    Definitions.

               "ABN" shall mean ABN Amro Bank NV.

               "Adjusted Closing Balance Sheet" has the meaning set forth in
Section 2(d)(iv) below.

               "Adverse Consequences" means all actions, suits, proceedings, investigations, charges, complaints, claims, injunctions, judgments, orders, decrees, rulings, damages, dues,



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penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

               "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person within the meaning of the Securities Exchange Act.

               "Applicable Rate" means the prime or equivalent rate of interest announced from time to time by Chase Manhattan Bank of New York.

               "Books and Records" means all lists, files and documents relating to the Business and all general ledgers and underlying books of original entry and other financial records of the Business, including all of such records and materials maintained at the offices of RTI, RCE and RTE, and including advertising matter, catalogues, price lists, correspondence, mailing lists, customer lists, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records, and procedures, blueprints, research and development files, records, data and laboratory books, intellectual property disclosures, media materials, and plates, sales order files and litigation files, personnel records, accounting records, correspondence, manuals, engineering data, designs, drawings, blueprints, plans, specifications, computer media, software and software documentation, sales literature, catalogues and promotional items.

               "Business" means the design, manufacture and sale of load cells and sensors for industrial scales and weighing systems.

               "Buyer's Welfare Plans" have the meaning set forth in Section 6(c)(ii) below.

               "Buyer's Savings Plan" has the meaning set forth in Section 6(c)(vii) below.

               "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9600 et seq.), as amended.

               "Cerritos Plant" means the facilities owned or operated by DPI or its Affiliates located at 14030 Bolsa Lane and 17502 Fabrica Way, Cerritos, California.

               "Cash" means cash and cash equivalents (including marketable securities and short term investments).

               "Closing" has the meaning set forth in Section 2(c) below.

               "Closing Balance Sheet" has the meaning set forth in Section 2(d)(i) below.

               "Closing Date" has the meaning set forth in Section 2(c) below.


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               "Closing Financial Data" has the meaning set forth in Section
2(d)(i) below.

               "COBRA" has the meaning set forth in Section 6(c)(iii) below.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Companies' Welfare Plans" has the meaning set forth in Section 6(c)(i) below.

               "Composite Mark" shall mean any trademark, service mark, brand name, certification mark, trade name, corporate name or other indication of origin, registered or nonregistered that includes, in addition to other terms or symbols, a Seller Mark.

               "Confidentiality Agreement" has the meaning set forth in Section 10(d) below.

               "Deere Litigation" has the meaning set forth in Section 2(e)(ii) below.

               "Disclosure Schedule" has the meaning set forth in Section 4 below.

               "Dollars" or "$" shall mean United States dollars.

               "DPI Savings Plan" has the meaning set forth in Section 6(c)(vi) below.

               "DPI Welfare Plans" have the meaning set forth in Section 6(c)(ii) below.

               "Environmental Laws" shall mean the applicable common law and all applicable federal, state, local, and foreign statutes or regulations, codes, codes of practice, orders, decrees, guidance notes, judgments, or injunctions, to the extent the foregoing have the force and effect of law, issued, promulgated, approved, or entered thereunder, enacted and in effect on or prior to the date hereof imposing liability or standards of conduct relating to pollution or protection of the environment, including, but not limited to, laws relating to (i) the emission, discharge, release, threatened release, spillage, entry or deposit of Hazardous Materials into the environment (including, but not limited to, ambient air, surface water, ground water, land surface, or subsurface strata), (ii) the production, manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, recycling or handling of Hazardous Materials, and (iii) underground storage tanks, and related piping, and emissions, discharges, releases, or threatened releases therefrom.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "Hazardous Materials" shall mean any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapor and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism supported by the environment or damaging the environment or public health, including without limitation any



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pollutants, contaminants, chemicals, controlled, special, hazardous, toxic or dangerous wastes, or industrial toxic or hazardous materials or substances, asbestos, asbestos containing materials, polychlorinated byphenyls, petroleum, including crude oil or any fraction thereof, or any petroleum product, or any other wastes, chemicals, or substances regulated by an Environmental Law.

               "HIL" means Harnischfeger Industries Limited, a corporation organized under the laws of England.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "Indemnified Party" has the meaning set forth in Section 8(d) below.

               "Indemnifying Party" has the meaning set forth in Section 8(d) below.

               "Information" has the meaning set forth in Section 6(b)(i)(A) below.

               "Intercompany Debt" means any and all debts owed between (A) any of the Companies on the one hand, and (B) HII and its respective Affiliates (excluding the Companies) on the other hand , but excluding Intercompany Trade Debt.

               "Intercompany Trade Debt" means any and all debts owed between
(A) any of the Companies on the one hand, and (B) HII and its Affiliates (excluding the Companies) on the other hand arising in connection with goods or services provided in the Ordinary Course of Business by the Person to whom such debt is owed.

               "Knowledge" means actual knowledge without independent investigation.

               "Latest Balance Sheet" means the combined and consolidating balance sheet of the Companies as of May 23, 1998.

               "Neutral Auditors" has the meaning set forth in Section 2(d)(iv).

               "Offering Memorandum" has the meaning set forth in Section 10(a) below.

               "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

               "Party" has the meaning set forth in the preface above.

               "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, or a governmental entity (or any department, agency, or political subdivision thereof).



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               "Pounds" or "pound sterling" shall mean British pounds sterling.

               "Presentations" has the meaning set forth in Section 10(a) below.

               "Resolution Period" has the meaning set forth in Section 2(d)(iii) below.

               "Revere Shares" means all of the issued and outstanding shares of capital stock of RTI and Meadowgrip.

               "RTI Employees" shall have the meaning set forth in Section 6(c)(ii) below.

               "RTI ESA Plan" shall have the meaning set forth in Section 6(c)(i) below.

               "RTI Severance Plan" shall have the meaning set forth in Section 6(c)(i) below.

               "Securities Act" means the Securities Act of 1933, as amended.

               "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

               "Seller Mark" shall mean any trademark, service mark, brand name, certification mark, trade name, corporate name, or other indication of origin, whether or not registered, incorporating or based on the term "Joy," "Dobson Park" or "Harnischfeger" or the "Joy World" or "P&H" logo, or any other similar term or symbol, or any other trademark, service mark, brand name, certification mark, trade name or other indication of origin used by Seller or Sellers' Affiliates.

               "Specified Employees" means the persons listed on Exhibit 1(A) hereto.

               "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

               "Termination Date" has the meaning set forth in Section 6(b)(i)(A) below.

               "Third Party Claim" has the meaning set forth in Section 8(d) below.



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               "Total Working Capital" means total current assets (but not including Cash and Intercompany Debt) of the Companies less total current liabilities of the Companies. The total current liabilities of the Companies shall include RTE's overdraft balance to ABN.

               "Transducers" means Transducers, Inc., formerly a California corporation which has been merged into RTI.

               "Transfer Date" has the meaning set forth in Section 6(c)(vii) below.

               "Tustin Lease" means the lease dated August 26, 1993 between RTI and the Trustees of Heitman Tustin Group Trust, an Illinois common law group trust, and relating to certain real property located at 14192 Franklin Avenue, Tustin, California 92680

               "Unresolved Changes" has the meaning set forth in Section 2(d)(iv) below.

               "Valuation Date" has the meaning set forth in Section 6(c)(vi) below.

               "Wallingford Plant" means the facility owned or operated by DPI or its Affiliates located at 845 North Colony Road, Wallingford, Connecticut.

        Section  2.   Purchase and Sale of Revere Shares.

        (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, the Revere Shares for the consideration specified in Section 2(b) and subject to adjustment under Section 2(d) below.

        (b) Purchase Price. At the Closing, Buyer shall pay to Sellers by wire transfer of immediately available funds as the purchase price for all of the issued and outstanding shares of capital stock of Meadowgrip and RTI, respectively, the following amounts:

               (i) to HCHC, the amount of $1; and

               (ii) to DPI, the amount of $8,278,188, less:

                      (A) the amount paid to HCHC set forth in subsection (i)
               directly above; and

                      (B) pound sterling 656,843 translated into U.S. dollars at the exchange rate for the business day immediately preceding the Closing Date as reported in the Wall Street Journal.

        (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Harnischfeger Industries, Inc. in St. Francis, Wisconsin, commencing at 9:00 a.m. local time on the latest to occur of (i) July 15, 1998 and (ii) the second



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business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) (the "Closing Date").

        (d)    Purchase Price Adjustment.

               (i) As soon as practicable, but in no event later than 60 days following the Closing Date, Buyer shall prepare a combined and consolidating balance sheet of the Companies as of the Closing Date (the "Closing Balance Sheet") and a calculation of Total Working Capital as of the Closing based on the Closing Balance Sheet (collectively, the "Closing Financial Data"). The Closing Balance Sheet and calculation of Total Working Capital shall be prepared on a basis consistent with the methods, principles, practices and policies (A) employed in the preparation and presentation of the Latest Balance Sheet; and (B) as set forth in Schedule 2(d)(i) (the provisions of such Schedule to control in the event of any inconsistency with the principles described in subsection (A) immediately above).

               (ii) During the preparation of the Closing Balance Sheet and the calculation of Total Working Capital as of the Closing Date, and the period of any review or dispute within the contemplation of this Section 2(d), Buyer shall (A) provide Sellers or Sellers' authorized representatives with full access to all relevant books, records, workpapers and employees of the Companies; and (B) cooperate fully with Sellers or Sellers' authorized representatives, including the provision on a timely basis of all information deemed necessary or useful in the sole discretion of Sellers or their authorized representatives.

               (iii) Buyer shall deliver a copy of the Closing Financial Data to Sellers promptly after it has been prepared. After receipt of the Closing Financial Data, Sellers shall have 30 days to review the Closing Financial Data, together with the workpapers used in the preparation thereof. Within such 30-day period Sellers shall deliver written notice to Buyer stating that (i) Sellers have objections to the Closing Financial Data, or (ii) Sellers have accepted and agreed to the Closing Financial Data. If Sellers so notify Buyer of their objections to the Closing Financial Data, the Parties shall, within 30 days (or such longer period as the Parties may agree) following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

               (iv) Any amounts remaining in dispute at the conclusion of the Resolution Period ("Unresolved Changes") shall be submitted to Ernst & Young (such firm being referred to as the "Neutral Auditors") within 10 days after the expiration of the Resolution Period. Each Party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata by Sellers and Buyer in proportion to the allocation of the dollar amount of the Unresolved Changes between Sellers and Buyer made by the Neutral Auditors such that the prevailing Party or Parties pays a lesser proportion of the fees and expenses.



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        The Neutral Auditors shall act as an arbitrator to determine, based on the provisions of this Section 2(d), only the Unresolved Changes. The Neutral Auditors' determination of the Unresolved Changes shall be made within 45 days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to Sellers and Buyer and shall be final, binding and conclusive on the parties. The term "Adjusted Closing Balance Sheet," as used in this Agreement, shall mean the definitive Closing Balance Sheet agreed to by Sellers and Buyer under Section 2(d)(iii) or, if submitted to the Neutral Auditors, the determination of the Neutral Arbitrators under this Section 2(d)(iv).

               (v) The purchase price paid by Buyer at the Closing shall be (A) increased dollar for dollar to the extent Total Working Capital as of the Closing, as shown on the Adjusted Closing Balance Sheet, exceeds $5,419,119 or (B) decreased dollar for dollar to the extent Total Working Capital as of the Closing, as shown on the Adjusted Closing Balance Sheet, is less than $5,419,119. Any adjustments to the purchase price made pursuant to this Section 2(d)(v) shall be paid by wire transfer of immediately available funds to the account of the specified Party to which such payment is owed. If the amount of Total Working Capital as of the Closing is agreed to by Buyer and Sellers before or during the Resolution Period, then such payment shall be made within five business days after the date such agreement is reached. If there are Unresolved Changes at the end of the Resolution Period, then (A) the minimum amount which the Buyer and the Sellers agree is owed to such Party shall be paid within five business days after the end of the Resolution Period and any additional amounts owing to such Party with respect to the Unresolved Changes shall be paid within five business days after the resolution thereof by the Neutral Auditors or (B) in all other cases, any and all payments shall be made within five business days after the resolution of the Unresolved Changes by the Neutral Auditors.

               (vi) Buyer and Sellers shall make good faith efforts to comply with the timing and response requirements set forth in this Section 2(d), but in the absence of bad faith, neither Party shall be deemed to have waived its rights under the purchase price adjustment provisions as contemplated herein on the basis of technical violations of timing and response requirements.

               (vii) All payments constituting an adjustment to the purchase price made pursuant to this Section 2(d) shall be (i) accompanied by interest at the Applicable Rate from the Closing Date through the date of payment; and (ii) allocated to Meadowgrip in an amount equal to the change in Total Working Capital described in Section 2(d)(v), above, attributable to RTE and to RTI in an amount equal to the change in Total Working Capital described in 2(d)(v), above, attributable to RTI.

        (e) Actions in Connection with the Closing.

               (i) Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, Sellers may, at their option, remove any or all Cash held by the Companies.



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               (ii) Notwithstanding anything to the contrary contained in this
        Agreement, prior to the Closing, RTI shall distribute, assign, transfer, convey and deliver to DPI, its successors and assigns, in the form of a dividend, subject to any related obligations or liabilities, RTI's entire right, title and interest relating to or arising from that certain litigation captioned as Revere Transducers, Inc. v. Deere & Company, Iowa District Court in and for Black Hawk County, No. 73919, currently on appeal to the Supreme Court of Iowa, No. 97-1009, including, without limitation, any subsequent proceedings relating thereto, any order and/or judgment, contingent or otherwise, relating thereto or any proceeds thereof (collectively, the "Deere Litigation"). Prior to the Closing, DPI shall accept the foregoing distribution, assignment, transfer, conveyance and delivery and assume any and all liabilities relating to the Deere Litigation. From the date of such acceptance and assumption by DPI, RTI shall be required to cooperate and assist DPI with the Deere Litigation to the same extent required of Buyer as set forth in Section 6(a).

               (iii) At the Closing, (A) Sellers shall deliver to Buyer the various instruments and documents referred to in Section 7(a) below, (B) Buyer shall deliver to Sellers the various instruments and documents referred to in Section 7(b) below, (C) Sellers shall deliver to Buyer stock certificates representing all of the outstanding shares of RTI, endorsed in blank or accompanied by duly executed assignment documents and stock transfer forms in the form agreed to by Buyer transferring the entire issued share capital of Meadowgrip duly executed by the registered holder of such shares, and (D) Buyer shall deliver to Sellers the consideration specified in Section 2(b) above for the Revere Shares.

               (iv) Within one business day following the Closing, Buyer shall cause Selectaid to pay HIL Six Hundred Fifty-Six Thousand Eight Hundred Forty-Three Pounds (pound sterling 656,843) in satisfaction of the remaining intercompany debt described in the January 27, 1996 letter agreement between Selectaid and HIL (f/k/a "Dobson Park Industries PLC") attached as Exhibit 2(e)(iv). Such payment shall be made by wire transfer of immediately available funds to a bank account designated by HIL.

        (f) Treatment of Intercompany Debt. Prior to the Closing, Sellers shall make a capital contribution in the amount of and consisting of any and all non-trade loans or payables owed to Sellers or its Affiliates by the Companies as of the date of such capital contribution (other than the obligation described in Section 2(e)(iv)). There shall be no further liability with respect to any such loans and payables after such capital contribution.

        (g) RTE shall retain liability at Closing for RTE's overdraft balance to ABN.

        Section 3.    Representations and Warranties Concerning the Transaction.

        (a) Representations and Warranties of Sellers. Each Seller, individually and severally, represents and warrants to Buyer that the statements contained in this Section 3(a) are true and



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correct with respect to such Seller as of the date of this Agreement, except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (the "Disclosure Schedule"). For purposes of this Agreement, each matter disclosed on the Disclosure Schedule with respect to a specific Section of this Agreement shall be deemed to be disclosed for each Section to which such matter relates, without the necessity of multiple disclosure or cross-reference.

               (i) Organization. Sellers are corporations, duly organized and validly existing under the laws of their jurisdictions of organization.

               (ii) Authorization of Transaction. Sellers have the corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its respective terms and conditions. Sellers need not give notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions herein, except as required pursuant to the HSR Act and any applicable European or national merger regulations.

               (iii) Brokers' Fees. Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated herein for which Buyer could become liable or obligated.

               (iv) Revere Shares. Sellers hold of record and beneficially own all of the issued and outstanding Revere Shares set forth on Disclosure Schedule free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state and foreign securities laws) and Security Interests. Sellers are not parties to any option, warrant, purchase right, or other contract or commitment that could require either or both of them to sell, transfer, or otherwise dispose of any capital stock of the Companies (other than this Agreement). Sellers are not parties to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Companies.

        (b) Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the statements contained in this Section 3(b) are true and correct as of the date of this Agreement.

               (i) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

               (ii) Authorization of Transaction. Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its respective terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated herein, except



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        as required pursuant to the HSR Act and any applicable European or national merger regulations.

               (iii) Sufficient Funds. Buyer has cash available in amounts sufficient to pay at the Closing the purchase price for the Revere Shares as provided in Section 2(b) above.

               (iv) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated herein for which the Sellers or any of its Affiliates could become liable or obligated.

               (v) Investment. Buyer is not acquiring the Revere Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

               (vi) No Fraudulent Conveyance. Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereunder will result in a violation of any fraudulent transfer, fraudulent conveyance, bankruptcy or insolvency statute, rule, regulation or law that is applicable to the Companies or Buyer or other similar statute, rule, regulation or law protecting the rights of creditors of the Companies or Buyer. Each Company will, after giving effect to the transactions contemplated hereby, be solvent and capable of meeting its obligations as they become due, have assets exceeding its liabilities and have a reasonable amount of capital for the conduct of its business.

        Section 4. Representations and Warranties Concerning the Companies. Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 4 are true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule.

        (a) Organization, Qualification, and Corporate Power. Each Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. Each Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the Business taken as a whole. Each Company has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

        (b) Capitalization. The entire authorized capital stock of RTI consists of 100 shares of common stock, par value $0.01 per share, of which 50 shares are issued and outstanding and all of which are owned by DPI. The entire authorized capital stock of Meadowgrip consists of 1,343,155 shares of common stock, par value pound sterling 1 per share, of which 1,343,155 shares are issued and outstanding and all of which are owned by HCHC. All of the issued and outstanding Revere Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Company to issue, sell, or otherwise cause to become outstanding any of its respective capital stock.



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There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Company.

        (c) Noncontravention. To the Knowledge of the Specified Employees, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated thereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Company is subject or any provision of the bylaws of any Company or (ii) result in a breach of, constitute a default under, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or consent, or Security Interest would not have a material adverse effect on the Business taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of the Specified Employees, no Company needs to give any notice to, make any filing with, and obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except (i) under any applicable European or national merger regulations and (ii) where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Business taken as a whole or on the ability of the Parties to consummate the transactions contemplated herein.

        (d) Brokers' Fees. The Companies have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated herein.

        (e) Title to Assets. As of the Closing, the Companies in the aggregate will own, or have a valid leasehold interest in or other valid right to use, all material assets regularly used in the conduct of the Business.

        (f) Subsidiaries. Except for the ownership of RCE by RTI, the Companies hold no capital stock and have no Subsidiaries.

        (g) Tax Matters. To the Knowledge of the Specified Employees, except as set forth on Schedule 4(g) attached hereto, within the times and in the manner prescribed by law, each Company, Meadowgrip, Selectaid and Transducers have filed all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports which are required to be filed in connection with such company and has paid all taxes, interest, penalties, assessments and deficiencies which have become due or which have been claimed to be due. Except as set forth on Schedule 4(g), the Companies, Meadowgrip and Selectaid, have not received any notice that any examination of the federal, state, local or foreign tax returns of any Company are currently in progress nor, to the Knowledge of the Specified Employees, are any such examinations threatened in connection with any such company.

        (h) Bonds. Section 4(h) of the Disclosure Schedule identifies all bonds, guarantees, letters of credit and similar instruments maintained by or on behalf of the Business.

        Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (or the earlier termination of this Agreement under Section 9).

        (a) General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

        (b) Notices and Consents. Each of the Parties will (and Sellers will cause the Companies to) give any notices to third parties, and each of the Parties will (and Sellers will cause the Companies to) use commercially reasonable efforts to obtain any third party consents that the other Party reasonably may request in connection with the matters referred to in Section 4(c) above. Each of the Parties will (and Sellers will cause the Companies to) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above.

        (c) Operation of Business. With respect to the Business, neither Seller nor their Affiliates will engage in any material practice, take any material action, or enter into any material transaction outside the Ordinary Course of Business.

        (d) Notice of Developments.

               (i) Sellers may elect at any time to notify Buyer in writing of any fact, circumstance or development causing a breach of any of their representations and warranties in Section 4. Unless Buyer has the right to terminate this Agreement pursuant to Section 9(a)(ii) below by reason of such fact, circumstance or development and exercises that right within the period of 5 business days referred to in Section 9(a)(ii) below, the written notice pursuant to this Section 5(d) will be deemed to have amended the Disclosure Schedule and to have qualified the representations and warranties contained in Section 4 above, in their entirety such that no misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such fact, circumstance or development shall be deemed to have occurred as a result thereof.

               (ii) Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations or warranties in Section 3, hereof. No disclosure by any Party pursuant to this Section 5(d)(ii), however, shall be deemed to amend or to prevent or cure any misrepresentation or breach of warranty in Section 3.

        Section 6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

        (a) General. In case at any time after the Closing any further reasonable action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Consistent therewith, Buyer additionally agrees that at any time after the Closing, without further consideration, Buyer shall cooperate and assist (including requiring the cooperation and assistance of Buyer's employees, RTI, and RTI's employees), to the extent requested by DPI, with any and all of DPI's efforts to: (i) obtain a favorable, final and non-appealable order and/or judgment in the Deere Litigation; and (ii) collect upon or otherwise enforce any such order and/or judgment. In the event of such a request by DPI, DPI shall pay all reasonable out-of-pocket costs, fees or expenses incurred by Buyer or RTI in providing the requested cooperation or assistance, but in no event shall DPI be responsible or liable for any costs, fees or expenses related to or associated with the use of Buyer's or RTI's employees for such purpose(s), including, without limitation, employment costs, wages, services charges, taxes or lost profits.

        (b) Records; Employees.

               (i) Definitions. As used in this Section 6(b), the following terms shall have the meanings specified:

                      (A) "Termination Date" shall mean the last to occur of (i) December 31, 2007, or (ii) sixty (60) days after the expiration of the statute of limitations period (including extensions) relating to the records or matter in question.

                      (B) "Information" shall mean any and all information that either Party (directly or through their employees, agents or representatives) furnishes to the other pursuant to the provisions of this Section 6(b), whether orally or in writing or gathered by inspection and regardless of whether specifically identified as "confidential", together with analyses, compilations, studies or other documents prepared by the Party receiving the information or its agents, representatives (including attorneys, accountants, consultants, bankers and financial advisors) or employees which contain or otherwise reflect such information.

               (ii) Records in Buyer's Possession. Until the Termination Date, the Buyer agrees to permit the Sellers or HII, and its officers, employees, attorneys, accountants, agents and designees, such access to, and right to copy, the Books and Records in the possession of the

        Buyer as the Sellers or HII may deem reasonably necessary or reasonably desirable. Any such examination and copying shall be at the expense of Sellers or HII, shall be performed at the place where the Books and Records are regularly maintained by the Buyer and shall not unreasonably interfere with the normal business activities of the Buyer or the Business. The Buyer shall notify the Sellers or HII, at any time prior to the Termination Date, that it intends to destroy any or all of the Books and Records in its possession, and Sellers shall have the right to review and remove at the Sellers' expense any of such records the Buyer intends to destroy.

               (iii) Records in the Sellers' Possession. Until the Termination date the Sellers agree to permit the Buyer, and its officers, employees, attorneys, accountants, agents and designees, such access to, and right to copy, the Books and Records in the possession of the Sellers or HII as the Buyer may deem reasonably necessary or reasonably desirable. Any such examination and copying shall be at the expense of the Buyer, shall be performed at the place where the Books and Records are regularly maintained by the Sellers or HII and shall not unreasonably interfere with the normal business activities of the Sellers or HII. The Sellers or HII shall notify the Buyer, at any time prior to the Termination Date, that either or them intends to destroy any or all of the Books and Records in its possession, and the Buyer shall have the right to review and remove at the Buyer's expense any of such records Sellers or HII intend to destroy.

               (iv) Buyer's Employees. Until the Termination Date, the Buyer shall afford the Sellers or HII access to those employees of the Buyer or any Affiliate of the Buyer who are familiar with the Business. Any such access shall be: (i) at the request of the Sellers or HII; (ii) scheduled and provided on a reasonable basis taking into account the business requirements of the Buyer; and (iii) for any proper business purpose of the Sellers or HII including the defense of any legal proceedings and the preparation, filing and execution of any tax returns. The Sellers shall pay all reasonable out-of-pocket expenses, excluding wages, salaries, overhead or burden, incurred by the Buyer or its Affiliates, in connection with this Subsection (iv).

               (v) The Sellers' Employees. Until the Termination Date, the Sellers and HII shall afford the Buyer access to those employees of the Sellers and HII who are familiar with the Business. Any such access shall be: (i) at the request of the Buyer; (ii) scheduled and provided on a reasonable basis taking into account the business requirements of the Sellers and HII; and (iii) for any proper business purpose of the Buyer including the defense of any legal proceedings and the preparation, filing and execution of any tax returns. The Buyer shall pay all reasonable out-of-pocket expenses, excluding wages, salaries, overhead or burden, incurred by the Sellers and HII in connection with this Subsection (v).

               (vi) Confidentiality. The Parties agree that any Information disclosed pursuant to this Section will not be used in any way detrimental to the Party disclosing the Information and that the Information shall be kept confidential and not disclosed without the prior written consent of the disclosing Party unless otherwise required by law. The directors, officers, employees, agents and representatives of each Party shall be informed of the confidential nature of such Information and shall be directed to treat such Information confidentially in accordance with this Agreement. Each Party shall, at its sole expense, take all reasonable measures, including court proceeding, to restrain its directors, officers, representatives, agents, employees and former employees from unauthorized disclosure or use of the Information.

        (c)    Employee Benefit Plans.

               (i) The DPI Pension Plan. RTI Employees are eligible to participate in the Dobson Park Industries, Inc. and Affiliates Cash Balance Pension Plan (the "DPI Pension Plan") which is qualified under
        Section 401(a) of the Code. DPI shall retain sponsorship of the DPI Pension Plan after the Closing and Buyer shall not be entitled to any assets of the DPI Pension Plan. Buyer shall not assume any responsibility or liability for the DPI Pension Plan, including but not limited to any underfunding of the DPI Pension Plan, and DPI shall remain solely and entirely responsible for satisfying any and all obligations and liabilities arising before or after the Closing with respect to the DPI Pension Plan. On and after the Closing Date, no further benefits of any kind shall accrue on behalf of RTI Employees under the DPI Pension Plan. The accrued benefits under the DPI Pension Plan, to the extent vested as of the Closing Date, of any employees of RTI, shall be distributed to such employees in accordance with the terms and provisions of the DPI Pension Plan.

               (ii) DPI Savings Plan. RTI Employees are eligible to participate in the Dobson Park Industries, Inc. and Affiliates Savings Plan (the "DPI Savings Plan") which is qualified under Section 401(a) of the Code. Except as otherwise expressly provided in Section 6(c)(vii) below, DPI shall retain sponsorship of the DPI Savings Plan after the Closing and Buyer shall not be entitled to any assets of the DPI Savings Plan. Except as otherwise expressly provided in Section 6(c)(vii) below, Buyer shall not assume any responsibility or liability for the DPI Savings Plan and DPI shall remain solely and entirely responsible for satisfying any and all obligations and liabilities arising before or after the Closing with respect to the DPI Savings Plan. On and after the Closing Date, no further contributions of any kind shall be made on behalf of RTI Employees under the DPI Savings Plan, except for deferral contributions that are attributable to service completed before the Closing Date. Except as provided in Section 6(c)(vii) below, the accrued benefits under the DPI Savings Plan of any RTI employees shall be distributed to such employees in accordance with the terms and provisions of the Plan.

               (iii) Buyer's Savings Plan. As soon as practicable after the Closing Date, Buyer shall permit all RTI Employees who were eligible to participate in the DPI Savings Plan to participate in Buyer's defined contribution plan ("Buyer's Savings Plan") which plan shall qualify under Sections 401(a) and 401(k) of the Code. Buyer's Savings Plan shall credit RTI Employees with their service with the Companies for purposes of eligibility and vesting under Buyer's Savings Plan but not for benefit accrual purposes. As soon as administratively practicable after the Closing Date, DPI shall cause to be transferred, from the DPI Savings Plan to Buyer's Savings Plan, in conformance with
        Section 414(1) of the Code and the applicable provisions of Treasury Regulations Section 1.414(1)-1, assets (including but not limited to any outstanding participant loans) comprising the aggregate account balances for each participant under the DPI Savings Plan who was an RTI Employee and is eligible to participate in Buyer's Savings Plan as of the date of the transfer (the "Transfer Date"). The Transfer Date shall be determined by mutual agreement between the Buyer and DPI except that the Transfer Date shall not be earlier than the date Buyer receives a copy of a favorable determination letter from the Internal Revenue Service with respect to the qualification of Buyer's Savings Plan under Section 401(a) of the Code. The value (including any and all earnings thereon) of the aggregate account balances to be transferred as of the Transfer Date shall be determined as of the last day of the calendar month immediately preceding the Transfer Date (the "Valuation Date"), except that within thirty (30) days after the Transfer Date, the earnings on such transferred accounts for the period running from the Valuation Date to but not including the Transfer Date shall be transferred to Buyer's Savings Plan. In order to satisfy the requirements of Sections 411(d)(6) and 414(l) of the Code and the regulations issued thereunder with respect to plan mergers, spinoffs and transfers, the accrued benefit under Buyer's Savings Plan immediately after the transfer of each RTI Employee whose account balance is transferred to Buyer's Savings Plan, shall be at least equal to the accrued benefit of the Employee under the DPI Savings Plan immediately preceding the transfer, and the accounts transferred to Buyer's Savings Plan shall be entitled to benefits that constitute "Section 411(d)(6) protected benefits" (within the meaning of Section 411(d)(6) of the Code and the regulations thereunder) under Buyer's Savings Plan that are at least equal to the Section 411(d)(6) protected benefits to which such accounts are entitled under the DPI Savings Plan immediately prior to the transfer. Upon the transfer of assets from the DPI Savings Plan to Buyer's Savings Plan as provided herein, Buyer's Savings Plan shall assume and Buyer shall indemnify and hold harmless DPI and the DPI Savings Plan from and against, any and all liabilities for the payment of any and all account balances and related accrued benefits transferred from the DPI Savings Plan to Buyer's Savings Plan.

               (iv) Alasdair Littlejohn. RTE employee, Alasdair Littlejohn, shall cease to participate in the Harnischfeger Industries Pension Scheme after the Closing Date and assets attributable to his benefits shall be transferred to his personal pension in a manner and in an amount as is appropriate under applicable law.

        (d)    Tax Matters.

               (i) Buyer and each Company, jointly and severally, shall cause to be paid and shall indemnify and hold harmless Sellers and their respective Affiliates (excluding the Companies) from and against all debts, liabilities, obligations and commitments arising out of, resulting from or relating to:

                      (A) any taxes of any kind of any Company relating to
               periods ending after the Closing Date; and

                      (B) any taxes (other than U.S. federal income taxes) of
               any Company relating to periods ending on or prior to the Closing Date.

               (ii) Sellers shall file all tax returns and cause to be paid and shall indemnify and hold harmless Buyer, the Companies and their Affiliates from and against all debts, liabilities, obligations and commitments arising out of, resulting from or relating to:

                      (A) any U.S. federal taxes based on the income of any
               Company and relating to periods ending on or prior to the Closing Date; and

                      (B) any taxes of any kind relating to the operations of
               the Sellers outside of the Companies.

                      (C) All UK stamp duty on the transfer of the Meadowgrip
               shares from Sellers to Buyer.

               (iii) Any claim for indemnification under this Section 6(d) shall be made in accordance with Section 8 below, provided, however, that any such indemnification shall be dollar-for-dollar and shall not be subject to the aggregate deductible or aggregate ceiling set forth in Section 8(b)(i) or the survival period set forth in Section 8(a).

               (iv) None of the Companies, the Buyer or the Sellers shall take a position for income tax purposes which is inconsistent with this Agreement. With respect to all other tax matters no Party shall, without the prior written consent of the other Party, take any position with respect to preparing and filing tax returns or the handling, disposition or settlement of any governmental inquiry or examination with respect to taxes due or payable, which is inconsistent with past practices of such Party.

               (v) Power of Attorney. The Companies and the Buyer shall grant to the Sellers a limited Power of Attorney for purposes of the Sellers preparing, signing, executing and filing any and all tax returns for tax obligations which are assumed by Sellers under this Section 6(d). The Sellers agrees to provide to the Buyer at the Buyer's request copies of all such tax returns.

               (vi) Each of the Sellers, on the one hand, and the Buyer, on the other, shall exercise at its expense complete control over the handling, disposition, and settlement of any governmental inquiry, examination, or proceeding that could result in a determination with respect to taxes due or payable for which such party has agreed that it is liable pursuant to this Agreement. The Indemnified Party shall notify the Indemnifying Party in writing promptly upon the receipt or upon actual knowledge of any such inquiry, examination or proceeding. The Indemnified Party shall cooperate with the Indemnifying Party, as the Indemnifying Party may reasonably request, in any such inquiry, examination, or proceeding including executing powers of attorney, consents, waivers or statutes of limitations, closing agreements or any other documents which the Indemnifying Party shall reasonably request. The Indemnified Party shall upon receipt thereof promptly provide the Indemnifying Party with copies of any final determination of any such inquiry, examination or proceeding received by the Indemnified Party.

               (vii) Buyer shall be solely responsible for all nominal fees and for all sales, use and transfer taxes, if any, arising out of the transfer of the Revere Shares to Buyer.

        (e)    Use of Corporate Name and Symbol; Transition License.

               (i) Except as set forth in Section 6(e)(ii), after the Closing, Buyer and the Companies shall not use the Seller Marks or the Composite Marks.

               (ii) As promptly as practicable, but in no event later than 60 days following the Closing Date, Buyer shall (and shall cause the Companies to) remove, strike over or otherwise obliterate all Seller Marks and Composite Marks from all materials constituting Buyer's or the Companies' properties and assets, including, without limitation, any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms and other materials, if such materials are distributed or made available or proposed to be distributed or made available to third parties; provided that Buyer and the Companies shall immediately cease using invoice forms and purchase and sale contract forms, and no later than 30 days after the Closing Date cease using stationery and business cards, containing Seller Marks and Composite Marks. Buyer agrees that neither Buyer nor any of its Affiliates (including the Companies) shall make any use of the Seller Marks or the Composite Marks from and after the Closing Date other than the transition license set forth in this Section 6(e)(ii).

        (f) Tustin Lease. Buyer shall cause RTI (i) to use its best efforts to cause the Landlord (as such term is defined in the Tustin Lease) of the Tustin Lease, its successors and assigns to release HIL as soon as is reasonably possible from its "Guaranty" to Landlord dated September 29, 1993; and (ii) not to renew the initial term of the Tustin Lease nor to amend, add to, assign, sublease, transfer or otherwise modify the Tustin Lease without the prior written approval of HII.

        Section 7.    Conditions to Obligation to Close.

        (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3(a) and Section 4 shall be true and correct in all material respects at and as of the Closing Date;

               (ii) from the date of this Agreement through the Closing Date, no material adverse change in the Business taken as a whole shall occur, other than material adverse changes arising from or relating to general economic changes in the United States or the world, changes in the load cell and sensor industry in general or developments arising from or associated with the announcement or consummation of the transactions contemplated by this Agreement (all of which risks are being assumed by Buyer hereunder);

               (iii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

               (iv) there shall not be any injunction, judgment, order, decree, ruling, litigation or charge in effect or threatened preventing or attempting to prevent consummation of any of the transactions contemplated by this Agreement or seeking damages in connection with such consummation;

               (v) all applicable waiting periods (and any extensions thereof) under the HSR Act and any applicable European or national merger regulations shall have expired or otherwise been terminated;

               (vi) Buyer shall have received from counsel to Sellers an opinion in form and substance as set forth in Exhibit 7 (A)(vi) attached hereto, addressed to Buyer, and dated as of the Closing Date; and

               (vii) Buyer shall have received from the Sellers stock certificates representing the shares of RTI issued in the name of Buyer and stock transfer forms in the form agreed to by Buyer transferring the entire issued share capital of Meadowgrip duly executed by the registered holder of such shares.

        (b) Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the date of this Agreement and the Closing Date;

               (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) there shall not be any injunction, judgment, order, decree, ruling, litigation or charge in effect or threatened preventing or attempting to prevent consummation of any of the transactions contemplated by this Agreement or seeking damages in connection with such consummation;

               (iv) all applicable waiting periods (and any extensions thereof) under the HSR Act and any applicable European or national merger regulations shall have expired or otherwise been terminated;

               (v) Sellers shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit 7(b)(v) attached hereto, addressed to Sellers, and dated as of the Closing Date; and

               (vi) Sellers shall have received from Buyer the purchase price described in Section 2(b) hereof.

               (vii) HII shall have received from ABN a release in form and substance acceptable to HII of HII's guarantee to ABN of certain obligations of RTE dated November 1, 1996 and a release from ABN's affiliate in form and substance acceptable to HII of HIL's guarantee of certain lease obligations of RTE dated February 4, 1992.

               (viii) RTI shall have executed and delivered to Sellers the "Distribution, Assignment and Assumption Agreement" attached as Exhibit 7(b)(viii).

               (ix) Buyer shall have executed and delivered to Sellers the "Guaranty" attached as Exhibit 7(b)(ix).

        Section 8.    Remedies for Breaches of this Agreement.

        (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in Section 3, and all of the representations and warranties of Sellers contained in Section 4, taking into account the Disclosure Schedule, shall survive the Closing hereunder and shall continue in full force and effect for a period of one year after the Closing Date.

        (b)    Indemnification Provisions for Benefit of Buyer.

               (i) In the event that (A) Sellers breach any of their representations, warranties, and covenants contained herein (other than the representations and warranties in Section 3(a)) and (B) Buyer makes a written claim for indemnification against Sellers with respect thereto within one year after the Closing (which written claim shall state the specific basis and underlying facts of the breach being asserted and, to the extent then determinable, a calculation of any Adverse Consequences which Buyer claims to suffer as a result thereof), then Sellers agrees to indemnify Buyer from and against any Adverse Consequences Buyer suffers which are proximately caused by the breach; provided, however, that Sellers shall not have any obligation to indemnify Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of Sellers contained in Section 4: (A) unless and until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $250,000 aggregate deductible (after which point Sellers will be obligated only to indemnify Buyer from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences Buyer has suffered by reason of all such breaches exceeds a $1,000,000 aggregate ceiling (after which point Sellers will have no obligation to indemnify Buyer from and against further such Adverse Consequences).

               (ii) In the event Sellers breach any of their representations and warranties in Section 3(a) above, then Sellers agree to indemnify Buyer from and against any Adverse Consequences Buyer suffers through and after the date of the claim for indemnification caused proximately by the breach.

               (iii) Buyer shall not be entitled to indemnification based upon the breach of any representation or warranty if, as of the Closing Date, the Chief Executive Officer or Chief Financial Officer of Buyer had actual knowledge that such representation or warranty was inaccurate or untrue.

               (iv) Sellers agree to indemnify Buyer (without reference to the limitation on indemnification set forth in subsection (iii) immediately above) from and against any Adverse Consequences Buyer suffers through and after the date of the claim for indemnification as a result of (i) any violations of, or liabilities arising under, Environmental Laws with respect to the ownership or operation of the Wallingford Plant and the Cerritos Plant; and (ii) any liabilities arising from that certain litigation captioned as Revere Transducers, Inc. v. Deere & Company, Iowa District Court in and for Black Hawk County, No. 73919, currently on appeal to the Supreme Court of Iowa, No. 97-1009 and any subsequent proceedings relating thereto.

        (c) Indemnification Provisions for Benefit of Sellers. (i) In the event Buyer (and from and after the Closing, any Company) breaches any of its representations, warranties, and covenants contained herein, then Buyer and the Companies, jointly and severally, agree to indemnify Sellers from and against any Adverse Consequences Sellers suffer through and after the date of the claim for indemnification proximately caused by the breach. (ii) DPI shall not be entitled to indemnification based upon the breach of any representation or warranty if, as of the Closing Date, the Chief Executive Officer or Chief Financial Officer of DPI had actual knowledge that such representation or warranty was inaccurate or untrue.

        (d)    Matters Involving Third Parties.

               (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within 5 business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Section 8 except to the extent the Indemnifying Party is prejudiced by such failure.

               (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

               (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

               (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld or delayed).

               (v) In the event that any Party suffers damage or loss in respect of which it has or makes a valid claim against another Party for indemnification, it must take reasonable steps to mitigate its loss or damage.

        (e) Adjustment of Adverse Consequences. In computing the amount of Adverse Consequences, there shall be deducted therefrom an amount equal to the insurance proceeds to which Indemnified Party becomes entitled as a result of suffering Adverse Consequences, regardless of whether the Indemnified Party avails itself of such insurance proceeds. All indemnification pay ments under this Section 8 shall be deemed adjustments to the Purchase Price.

        (f) Exclusive Remedy. Each of the parties hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (except for fraud) against any other Party and its Affiliates relating to the acquisition of the Business or any other issue relating to the subject matter of this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions contained in this Section 8. Without limiting the generality of the foregoing, Buyer (and, on and after the Closing, the Companies) acknowledge and agree that they shall have no right or remedy against Sellers or their Affiliates with respect to any environmental, health or safety matters (except for those matters described in Section 8(b)(iv) (including any such matters arising pursuant to CERCLA) (collectively "Environmental Matters") and hereby waive, release, and agree to jointly and severally indemnify Sellers and their Affiliates from and against any claim, demand or action with respect to any Environmental Matters, whether arising prior to, on or after the Closing.

        Section 9.    [INTENTIONALLY DELETED].

        Section 10.   Miscellaneous.

        (a) Certain Understandings of Buyer. Buyer acknowledges that it has had sufficient opportunity to make whatever investigation it has deemed necessary and advisable for purposes of determining whether or not to enter into this Agreement and acknowledges and agrees that, EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS CONTAINED IN THIS AGREEMENT, AND SUBJECT TO THE DISCLOSURE SCHEDULE, BUYER IS ACQUIRING THE BUSINESS IN RELIANCE UPON ITS OWN INVESTIGATION AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, BY SELLERS, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges (i) that in the course of its independent investigation of the Business, it examined the information contained in the Descriptive Memorandum (the "Offering Memorandum") and attended presentations conducted by management of the Business (the "Presentations"), (ii) that because of its investigation, Buyer is not relying on the information contained in the Offering Memorandum or the statements made and information furnished in connection with the Presentations in its decision to enter into this Agreement, and (iii) that Sellers make no representation or warranty concerning the information contained in the Offering Memorandum or the statements made and information furnished in connection with the Presentations.

        (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it is advised by legal counsel is required by applicable law, the regulations of the New York Stock Exchange, Inc. or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to consult the other Party prior to making the disclosure).

        (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof; provided, however, that the letter agreement between Buyer and Joy Technologies Inc. concerning confidentiality dated May 6, 1998 (the "Confidentiality Agreement") shall continue in effect between the date of this Agreement and the Closing Date.

        (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party or Parties; provided, however, that any Party may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the assigning Party nonetheless shall remain responsible for the performance of all of its obligations hereunder).

        (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (g) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        IF TO SELLERS:

        Kim R. Kodousek, Esq.
        Associate General Counsel and
        Assistant Secretary
        Harnischfeger Industries, Inc.
        3600 South Lake Drive
        St. Francis, WI 53235

        IF TO BUYER:

        Paul Cavanaugh
        Chief Financial Officer
        SI Technologies, Inc.
        4611 S. 134th Place
        Seattle, WA 98168

        WITH COPY TO:

        Benjamin F. Stephens
        Graham & James LLP/ Riddell Williams, P.S.
        1001 Fourth Avenue Plaza, Suite 4500
        Seattle, WA 98154

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

        (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by duly authorized representatives of Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (l) Expenses. Each of Buyer and Sellers will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        (o) Specific Performance. Each of the Parties recognize and affirm that in the event of breach by any of them of any of the provisions of this Agreement, money damages would be inadequate and no adequate remedy at law would exist. Accordingly, each of the Parties agree that any party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of any other Party under this Agreement not only by an action or actions for damages, but also by an action or action for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations of the provision of this Agreement.

        (p) Return of Information. If for any reason the transactions contemplated by this Agreement are not consummated, Buyer shall promptly return to Sellers all Books and Records furnished by Sellers or any of their respective agents, employees or representatives (including all copies, if any, thereof).


        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER                                       SELLERS
SI TECHNOLOGIES, INC.                       DOBSON PARK INDUSTRIES, INC.


By:___________________________              By:___________________________
Name:                                       Name:
Title:                                      Title:

                                            HCHC, INC.

                                            By:___________________________
                                            Name:
                                            Title:

                                  EXHIBIT 1(b)

Specified Employees:

Ed Freeman
Gary Lakritz
Rick Oland